Exhibit 1.A(5)(b)

                                Specimen Policy

                          EXECUTIVE OFFICE:           STATUTORY HOME OFFICE:
                          One American Row            10 Krey Boulevard
[LOGO] PHOENIX            Hartford, CT  06115         East Greenbush, NY  12144
--------------------------------------------------------------------------------

      FIRST INSURED:  JOHN M. PHOENIX         Mary A. Phoenix   :SECOND INSURED
    ISSUE AGE & SEX:  35-Male                       35-Female   :ISSUE AGE & SEX

      POLICY NUMBER:  3000000                   MARCH 1, 2001   :POLICY DATE
        FACE AMOUNT:  $250,000.00

Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Variable and Universal Life Administration at the following address:

        Phoenix Home Life Mutual Insurance Company
        Variable and Universal Life Administration
        P.O. Box 8027
        Boston, MA 02266-8027
        Telephone (800) 541-0171

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to you. The policy may be canceled by returning the policy to us at our Variable and Universal Life Administration before the later of:

1. 10 days after the policy is delivered to you; or
2. 10 days after a Notice of Right to Cancel is delivered to you; or
3. 45 days after Part 1 of the application is signed;

for a refund of:

1. the policy value less debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Variable and Universal Life Division.

Signed for Phoenix Home Life Mutual Insurance Company at its Main Administrative Office in Hartford, Connecticut.

                            Sincerely yours,

                 /s/ John H. Beers       /s/ Robert W. Fiondella

                      Secretary            Chief Executive Officer

     FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                        INSURANCE PAYABLE AT SECOND DEATH
                       PREMIUMS PAYABLE UNTIL SECOND DEATH
THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.
                          ELIGIBLE FOR ANNUAL DIVIDENDS

V611
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                                  SCHEDULE PAGE


                                BASIC INFORMATION
                                -----------------

         POLICY NUMBER:  [3000000]         [MARCH 1, 2001]:  POLICY DATE

           FACE AMOUNT:  [$250,000]


DEATH BENEFIT OPTION:   Death Benefit Option 1 or as later changed as provided
                        herein.

OWNER:                  OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

BENEFICIARY:            AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

                                    INSUREDS
                                    --------

                INSURED               ISSUE AGE & SEX        RISK CLASSIFICATION
                -------               ---------------        -------------------

FIRST INSURED:  [JOHN M. PHOENIX         35 MALE                 ADVANTAGE]
FIRST INSURED:  [MARY A. PHOENIX         35 FEMALE               ADVANTAGE]

                                    PREMIUMS
                                    --------

ISSUE PREMIUM:                             $2,000.00 due on March 1, 2001

SUBSEQUENT PLANNED ANNUAL PREMIUM:         $2,000.00

TOTAL PREMIUM LIMIT:                       Greater of $23,455.46 and result of
                                           $2,366.16 multiplied by the number
                                           of policy elapsed years (or fraction
                                           thereof) ending on March 1, 2066.

PREMIUM DUE DATES:                         The amount and time of premium
                                           payments following the Policy Date
                                           are flexible. Subsequent planned
                                           premiums are payable on the first
                                           day of each March thereafter until
                                           the second death of the insureds,
                                           but not beyond March 1, 2066.


               SUB-ACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE
               --------------------------------------------------

       SUB-ACCOUNT                       PREMIUMS                MONTHLY*
                                                                 DEDUCTIONS

        [Money Market                      100%                  Proportionate]

* See Part 1 for definition of Proportionate. Subaccounts marked "NONE" will be charged with a portion of the monthly deduction only if the subaccounts marked "PROPORTIONATE" are not sufficient to make the full monthly deduction.

V611                                                                 PAGE 1 OF 5
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                                  SCHEDULE PAGE
                                   (CONTINUED)

POLICY NUMBER:        [3000000]

                                 SUBACCOUNT FEES
                                 ---------------

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE:

                           [0.0000110 (Based on Annual Rate of 0.40%)]

MAXIMUM DAILY TAX FEE:     0 or such greater amount as may be assessed as a
                           result of a change in tax laws.

                                 POLICY CHARGES
                                 --------------

ISSUE EXPENSE CHARGE:      $50.00 per month for policy years 1-5, $0 thereafter

SALES CHARGE:              30% of first $1,968.90 of premium paid in the first
                           policy year.
                           4% of any premium paid in excess of $1,968.90 in the first policy year.
                           16% of first $1,968.90 of premium paid in policy years 2-5.
                           4% of any premiums paid in excess of $1,968.90 in policy years 2-5.
                           10% of first $1,968.90 of premium paid in policy years 6-10.
                           4% of any premiums paid in excess of $1,968.90 in policy years 6-10.
                           3% of premiums paid in policy years 11-20.
                           [0%] of premiums paid in policy years 21 and after.

PREMIUM TAX CHARGE:        [2.25%] of premiums paid in all years.

FEDERAL TAX CHARGE:        1.50% of premiums paid in all years.

MONTHLY DEDUCTION:         See Part 4, "Monthly  Deduction." Includes cost of
                           insurance, any rider charges, any flat extra mortality charges, and a monthly administrative charge. The monthly administrative charge will be $12.50 in all years.

MAXIMUM TRANSFER           $0 - First two transfers per policy year.
CHARGE:                    $10 - Subsequent transfers per policy year.

PARTIAL SURRENDER FEE:     Lesser of $25.00 or 2% of partial surrender amount
                           paid.

SURRENDER CHARGE:          See table on next page.

                                  OTHER RATES:
                                  ------------

GUARANTEED INTEREST ACCOUNT:

UNLOANED PORTION:          Minimum Rate 4%

LOANED PORTION:            2%

LOAN INTEREST RATE:        4% for the first 10 policy years, 3% for policy years
                           11-15, and 2.5% thereafter.

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                                  SCHEDULE PAGE
                                   (CONTINUED)

POLICY NUMBER:        [3000000]


                                SURRENDER CHARGE
                                ----------------

In Policy years 1 through 5, the full Surrender Charge is given in the table below. The applicable Surrender Charge in any Policy Year is the full Surrender Charge minus any Surrender Charges previously paid, but not less than zero. In all policy years after the 5th policy year, the Surrender Charge is zero.


                         MAXIMUM SURRENDER CHARGE TABLE


           -------------------------- -------------------------
                    Policy Year            Surrender Charge
           -------------------------- -------------------------

           ----------------------------------------------------
                         1                    $905.73
           -------------------------- -------------------------
                         2                    $724.58
           -------------------------- -------------------------
                         3                    $543.44
           -------------------------- -------------------------
                         4                    $362.29
           -------------------------- -------------------------
                         5                    $181.15
           -------------------------- -------------------------

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                                  SCHEDULE PAGE
                                   (CONTINUED)

POLICY NUMBER:        [3000000]

                  TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE
                     RATES PER $1,000 OF NET AMOUNT AT RISK
                        BASED ON 1980 CSO MORTALITY TABLE



        Policy      Monthly              Policy      Monthly              Policy      Monthly
         Year        Rate                 Year         Rate                Year        Rate
         ----        ----                 ----         ----                ----        ----

          1          .0002                 21          .0739                41         2.1300
          2          .0007                 22          .0879                42         2.5135
          3          .0012                 23          .1040                43         2.9439
          4          .0019                 24          .1222                44         3.4207
          5          .0027                 25          .1435                45         3.9532

          6          .0036                 26          .1688                46         4.5584
          7          .0048                 27          .1988                47         5.2529
          8          .0061                 28          .2356                48         6.0557
          9          .0078                 29          .2810                49         6.9808
          10         .0096                 30          .3365                50         8.0149

          11         .0118                 31          .4020                51         9.1497
          12         .0144                 32          .4784                52        10.3643
          13         .0175                 33          .5657                53        11.6548
          14         .0210                 34          .6645                54        13.0003
          15         .0252                 35          .7777                55        14.4127

          16         .0301                 36          .9116                56        15.8921
          17         .0360                 37         1.0718                57        17.4599
          18         .0431                 38         1.2677                58        19.1569
          19         .0517                 39         1.5072                59        21.0548
          20         .0618                 40         1.7948                60        23.3682

                                                                            61        26.5171
                                                                            62        31.3547
                                                                            63        39.5952
                                                                            64        54.6527
                                                                            65        83.3333

V611                                                                 PAGE 4 OF 5
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                                  SCHEDULE PAGE
                                   (CONTINUED)

POLICY NUMBER:        [3000000]


                       TABLE OF FACE AMOUNTS OF INSURANCE
                       ----------------------------------

                   ISSUE DATE                        FACE AMOUNT
                   ----------                        -----------

                 [March 1, 2001]                      [$250,000]




                            RIDERS AND RIDER BENEFITS
                            -------------------------

                                  RIDER                    RIDER
                                 DATE OF                TERMINATION     MONTHLY
RIDER DESCRIPTION                 ISSUE      AMOUNT         DATE        CHARGE
-----------------                 -----      ------         ----        ------


V611                                                                 PAGE 5 OF 5

                                TABLE OF CONTENTS


   PART                                          PAGE

Schedule Page(s)
    Basic Information
    Description of Subaccounts
    Policy Charges and Rates
    Table of Surrender Charges
    Table of Guaranteed Maximum Insurance Rates
    Table of Face Amounts of Insurance and Riders



Policy Summary

1. Definitions.....................................1

2. About This Policy...............................3
   Effective Date of Insurance.....................3
   Entire Contract.................................3
   Dividends.......................................3
   Contestability..................................3
   Suicide.........................................3
   Adjustment for Misstatement of Age..............4
   Assignments.....................................4
   Annual Reports..................................4
   Transaction Rules...............................4

3. Rights of the Owner.............................5
   Who is the Owner................................5
   What are the Rights of the Owner................5
   How to Change the Owner.........................6

4. Premiums........................................6
   Premium Payments................................6
   Premium Deductions..............................6
   Net Premium Allocation
     to Subaccounts................................6
   Premium Flexibility.............................7
   Total Premium Limit.............................7
   Grace Period and Lapse..........................7
   Reinstatement...................................8
   Policy Value....................................8
   Monthly Deduction...............................8

5. The Accounts....................................9
   Guaranteed Interest Accounts....................9
   Separate Account...............................10
   Voting Rights..................................11
   Share of Separate Account
     Subaccount Values............................11
   Unit Value.....................................11
   Net Investment Factor..........................11

6. Lifetime Benefits .............................12
   Transfers......................................12
   Loans..........................................13
   Loan Interest..................................14
   Cash Surrender Value...........................14
   Full Surrender.................................14
   Partial Surrender..............................14
   Additional Insurance Option....................15

7. Death Benefits.................................16
   Death Benefit Option 1.........................17
   Death Benefit Option 2.........................17
   Minimum Death Benefit .........................17
   Death Benefit Following Younger
     Insured's Age 100............................18
   How to change the Death
     Benefit Option...............................18
   Request for a Decrease in
     Face Amount..................................18
   Death Proceeds.................................18
   Interest on Death Proceeds.....................18
   The Beneficiary................................19
   How to Change the Beneficiary..................19

8. Payment Option.................................19
   Who May Elect Payment Options..................19
   How to Elect a Payment Option..................19
   What Payment Options Are Available.............20
   1. Payment in One Sum..........................20
   2. Left to Earn Interest ......................20
   3. Payments for a Specified Period.............20
   4. Life annuity with Specified Period
      Certain.....................................20
   5. Life Annuity................................21
   6. Payments of a Specified Amount..............21
   7. Joint Survivorship Annuity
      with 10-year Period Certain.................21
   Other Payment Options..........................21
   Additional Interest............................21

9. Tables of Payment Option Amounts            22 & 23

V611

                                PART 1: DEFINITIONS


ASSIGNS                         Any persons to whom You assign an
                                interest in this policy if We have notice of the assignment in accordance with the provisions stated in Part 2.

ATTAINED AGE                    The age of the insured, whether living or not,
                                as shown on the Schedule Page of the policy, increased by the number of policy years completed.

BASIC POLICY                    The policy as it exists, without any
                                additional rider benefits.

DEBT                            Unpaid loans against this policy plus
                                accrued interest.

GENDER The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.

IN FORCE                        The policy has not terminated.

IN WRITING (WRITTEN REQUEST)    In a written form satisfactory to Us and
                                filed at our VULA.

INSUREDS The First Insured and the Second Insured, as named on the Schedule Page.

MONTHLY CALCULATION DAY         The first Monthly Calculation Day of a policy is
                                the same day as its Policy Date as shown on the Schedule Page. Subsequent Monthly Calculation
                                Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day.

OLDER INSURED                   The older insured is the person among the
                                Insureds listed on Page 1 of the Schedule Pages who was born first.

PAYMENT DATE                    The Valuation Date on which a premium payment or
                                loan repayment is received at Our VULA unless it is received after the close of the New York
                                Stock Exchange in which case it will be the next
                                Valuation Date.

POLICY ANNIVERSARY              The anniversary of the Policy Date.

POLICY DATE                     The policy date as shown on the Schedule Page.
                                It is the date from which Policy Years and policy anniversaries are measured.

POLICY MONTH                    The period from one Monthly Calculation Day up
                                to, but not including, the next Monthly
                                Calculation Day.

POLICY VALUE                    The policy value as defined in Part 4.


V611                                       1
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POLICY YEAR                     The first Policy Year is the one-year period
                                from the Policy Date to, but not including, the first Policy Anniversary. Each succeeding Policy Year is the one-year period from the Policy Anniversary to, but not including, the next Policy Anniversary.

PROPORTIONATE                   Amounts are allocated to Subaccounts on a
                                proportionate basis such that the ratios of this policy's Subaccounts values to each other are the same before and after the allocation.

SECOND DEATH                    The death of the last of the Insureds to die.
                                Unless You and We agree otherwise, if We are unable to determine which of the Insureds was the last of the Insureds to die on the basis of the proofs of death furnished to Us, the First
                                Insured shall be considered the last of the Insureds to die.

SEPARATE ACCOUNT                Phoenix Home Life Variable Universal Life
                                Account

SUBACCOUNTS                     The Guaranteed Interest Account (exclusive of
                                the loaned portion of such account) and the accounts within Our Separate Account to which non-loaned assets under the policy are allocated as described in Part 5.

UNIT A standard of measurement, as described in Part 4, used to determine the share of this policy in the value of each Subaccount of the Separate Account.

VALUATION DATE                  Every day the New York Stock Exchange is open
                                for trading and Phoenix Home Life is open for business.

VALUATION PERIOD                The period in days from the end of one Valuation
                                Date through the next Valuation Date.

VULA                            Our Variable and Universal Life Administration.
                                The address is shown on the cover page of this policy.

WE (OUR, US)                    Phoenix Home Life Mutual Insurance Company.

YOU (YOUR)                      The owner of this policy.

YOUNGER INSURED                 The younger insured is the person among the
                                Insureds listed on Page 1 of the Schedule Pages who was born last.

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

                                PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF INSURANCE     This policy will begin In Force on the Policy
                                Date, provided the issue premium is paid while both insureds are alive.

ENTIRE CONTRACT                 This policy and the written application of the
                                policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between You and Us. Any change in the provisions of the contract, to be in effect, must be signed by one of Our executive officers and countersigned by Our registrar or one of Our executive officers. This policy is issued by Us at Our Main Administrative Office in Hartford,
                                Connecticut. Any benefits payable under this policy are payable at our Main Administrative
                                Office.

DIVIDENDS                       While this policy is In Force it will share in
                                Our divisible surplus to the extent that We may provide. We do not expect any dividends to be apportioned to this policy. The share to be apportioned to this policy, if any, will be determined annually by Us and credited no later than the end of the Policy Year for which it was determined. You may elect that the dividend be paid to You in cash or applied under any method mutually agreed to by You and Us.

CONTESTABILITY                  We rely on all statements made by or for the
                                Insured in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application must be attached to this policy when issued or made a part of this policy when a change is made.

                                We cannot contest the validity of the original face amount of this policy after it has been In Force during the Insureds' lifetime for two years from its Policy Date. If We contest the policy, it will be based on the application for this policy.

                                If We contest the validity of the face amount provided under this policy, the amount We pay with respect to such face amount will be limited to the higher of a return of any paid premium required by Us for the contested face amount, or the sum of any monthly deductions made under this policy for the contested face amount.

SUICIDE If within two years from the Policy Date, either of the insureds dies by suicide, while sane or insane, and while this policy is In Force, this policy will cease and become void.

                                We will pay to you the Policy Value adjusted by the following amounts:

                                a.  We add any monthly deductions and any other
                                    fees and charges made under this policy;
                                b.  We subtract any Debt owed to Us under this
                                    policy.

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

MISSTATEMENT OF AGE OR SEX      If the age or sex of either insured has been
                                misstated, any benefits payable under this policy will be adjusted to reflect the correct ages and sexes as follows:

                                (A) For adjustments made prior to the Second Death, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct ages and sexes.

                                (B)  For adjustments made at the time of the
                                     insured's death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rates for the correct age and sex.

ASSIGNMENTS                     Except as otherwise provided herein, any or all
                                of the rights in this policy may be assigned. We will not be considered to have notice of any assignment until We receive the original or copy of the assignment at Our VULA. We are not responsible for the validity of any assignment.

ANNUAL REPORTS                  We will annually send You a report showing for
                                this policy:

                                a.  the then current Policy Value, cash
                                    surrender value, death benefit and face
                                    amount;

                                b.  the premiums paid, and deductions and
                                    partial surrenders made since the last
                                    report;

                                c.  any outstanding Debt;

                                d. an accounting of the change in Policy Value since the last report; and

                                e. such additional information as required by applicable law or regulation.

TRANSACTION RULES               Requests for transactions involving Subaccounts
                                will usually be processed within 7 days after We receive the Written Request at Our VULA.
                                However, We may, at Our discretion, postpone the payment of any death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers.

V611                                       4

                                (A)  For up to six months from the date of
                                     request, for any transactions dependent
                                     upon the value of the Guaranteed Interest
                                     Account; or

                                (B) Otherwise, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.



                                PART 3: RIGHTS OF OWNER

WHO IS THE OWNER                The owner is the person named as owner in the
                                application, unless later changed as provided in this policy. If no other person is named as owner, the First Insured shall be the owner while living, and after his or her death, the Second Insured shall be the owner. If You are the owner, but You are not one of the Insureds and You die before the Second Death, ownership rights in this policy will pass to the successive owner, if one has been named, except that if joint owners are designated, ownership will remain with the surviving joint owners until death of the survivor unless otherwise provided. If more than one person is named as owner, they must act jointly unless You and We agree otherwise.

WHAT ARE THE RIGHTS OF THE      You control this policy until the Second Death
OWNER                           but not until this policy begins In Force.
                                Unless You and We agree otherwise, You may exercise all rights provided under this policy without consent of anyone else. Your rights include the right to:

                                a. Receive any amounts payable under this policy
                                   before the Second Death;

                                b.  Change the owner or the interest of any
                                    owner;

                                c. Change the planned premium payment amount and frequency. See Part 4;

                                d. Change the Subaccount allocation schedule for premium payments and monthly deductions. See Part 4;

                                e.  Transfer amounts between and among
                                    Subaccounts. See Part 6;

                                f.  Obtain policy loans. See Part 6;

                                g.  Obtain a partial surrender. See Part 6;

                                h. Surrender this policy for its cash surrender value. See Part 6;

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

                                i.  Select a payment option for any cash
                                    surrender value that becomes payable.
                                    See Part 6;

                                j.  Request changes in the insurance amount.
                                    See Part 7;

                                k. Change the beneficiary of the death benefit. See Part 7;

                                l. Assign, release, or surrender any interest in the policy;

                                m.  Change the death benefit option. See Part 7;

                                You may exercise these rights only until the Second Death. Your exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of either or both of the Insureds and all beneficiaries and successive owners under this policy.

HOW TO CHANGE THE OWNER         You may change the owner by Written Request,
                                satisfactory to Us, filed at our VULA.


                                PART 4: PREMIUMS

PREMIUM PAYMENTS                The issue premium as shown on the Schedule Page
                                is due on the Policy Date. Both Insureds must be alive when the issue premium is paid.
                                Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule
                                Page unless later changed as described below.
                                All premiums are payable at our VULA, except that the issue premium may be paid to an authorized agent of ours for forwarding to Our
                                VULA. No benefit associated with any premium shall be provided until it is actually received by Us at our VULA.

PREMIUM DEDUCTIONS              Premium tax charges and federal tax charges, and
                                sales charges as stated on the Schedule Page, will be deducted from any premiums received by Us at our VULA. If the issue premium is received by Us at our VULA after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by Us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

NET PREMIUM ALLOCATION TO       The premiums, net of these charges, will be
SUBACCOUNTS                     applied on the Payment Date to the various
                                Subaccounts based on the premium allocation schedule elected in the application for this policy or as later changed by You. You may change the allocation schedule for premium payments by written notice filed with Us at our VULA. Allocations to each Subaccount must be expressed in whole percentages unless We agree otherwise. We reserve the right to limit the number of Subaccounts you may elect at any one time and/or over the life of the Policy.

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

                                The number of Units credited to each Subaccount of the Separate Account will be determined by dividing the net premium applied to that Subaccount by the unit value of that Subaccount on the Payment Date. The number of Units credited to each Subaccount is carried to four decimal places.

PREMIUM FLEXIBILITY             Subject to the total premium limit described in
                                the next section and except for the issue premium, You may change the amount and frequency of premium payments while this policy is In
                                Force as follows:

                                a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to Us. We reserve the right to limit increases to such maximums as We may establish from time to time.

                                b. Additional premium payments may be made at any time.

                                c.  Each premium payment made must at least
                                    equal $25 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce or increase the limit.

TOTAL PREMIUM LIMIT             The total premium limit is shown on the Schedule
                                Page and is applied to the sum of all premiums received by Us for this policy to date, reduced by the sum of all partial surrender amounts paid by Us to date. If the total premium limit is exceeded, We will pay You the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the Policy Year in which the limit was exceeded. The
                                Policy Value will be adjusted to reflect such refund. The amount to be taken from the Subaccount will be allocated in the same manner as provided for monthly deductions unless
                                You request another allocation in writing.

                                The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

                                a. a partial surrender or a decrease in face amount;

                                b.  addition, cancellation, or change of a
                                    rider; or

                                c.  a change in federal tax laws or regulations.

                                If the total premium limit changes, We will send You a revised Schedule Page reflecting the change. However, We reserve the right to require that this policy be returned to Us so that We may endorse the change.

GRACE PERIOD AND LAPSE          During the first three Policy Years, if on any
                                Monthly Calculation Day, the required monthly deduction exceeds the Policy Value, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction.

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

                                After the third Policy Year, if on any Monthly Calculation Day, the required monthly deduction exceeds the cash surrender value, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction.

                                This policy will continue In Force during any such grace period. We will to you and any Assigns at the post office addresses last known to Us, a written notice as to the amount of premium required. If such premium is not paid to Us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since We mailed Our written notice to You. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

REINSTATEMENT                   Unless the policy has been surrendered for its
                                cash surrender value, the policy may be
                                reinstated at any time within three years from the date of lapse upon written application therefore, the submission of evidence of insurability satisfactory to Us, and the payment of any unpaid monthly deductions due during the grace period. Also required is the payment or reinstatement of any indebtedness upon the policy. After all of these requirements have been met, reinstatement will take effect on the following Monthly Calculation Day.

POLICY VALUE                    The Policy Value is the sum of this policy's
                                share in the value of each Subaccount of the Separate Account and the value of this policy's
                                Guaranteed Interest Account. See Part 5 for an explanation as to how this policy's share in the value of each Subaccount of the Separate Account is determined and for a description of the Guaranteed Interest Account.

MONTHLY DEDUCTION               A deduction is made each Policy Month from the
                                Policy Value (excluding the value of the loaned portion of the Guaranteed Interest Account) to pay:

                                (a) the cost of insurance provided under this policy;

                                (b)  the cost of any rider benefits provided;

                                (c) an administrative charge as shown on the Schedule Page; and

                                (d) for the first five Policy Years, the Issue Expense charge shown on the Schedule Page.

                                Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that policy month will be made on the next Valuation Date.

                                You may request in the application for this policy that monthly deductions not be taken from certain specified Subaccounts. Such a request may later be changed by notifying Us in Writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining Subaccounts exclusive of the loaned portion of the Guaranteed Interest Account, on a Proportionate basis. In the event this policy's share in

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

                                the value of such Subaccounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a Proportionate basis from this policy's share of each of the other Subaccounts exclusive of the loaned portion of the Guaranteed Interest Account. The number of units deducted from each Subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such Subaccount by the unit value of that Subaccount on the Monthly Calculation Day.

                                Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1,000 and then multiplied by the result of:

                                (a) the death benefit on the Monthly Calculation
                                    Day; minus

                                (b) the Policy Value on the Monthly Calculation
                                    Day.

                                The cost of insurance rate for the current
                                Policy Month is based on the Insured's Attained Ages and risk classifications. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classifications shown, or such lower rate as We may declare. Any change We make in the declared cost of insurance rates will be uniform by class and based on Our future mortality, expense and lapse expectations. The declared cost of insurance rates for any of the Insureds will not be affected by changes in the Insureds' health or occupation.

                                PART 5: THE ACCOUNTS

                                Assets under this policy may be allocated either to the Guaranteed Interest Account or to any of the Subaccounts of the Separate Account.

GUARANTEED INTEREST             The Guaranteed Interest Account is not part of
ACCOUNT                         the Separate Account. It is part of our General
                                Account. We reserve the right to limit
                                cumulative deposits, including transfers, to the unloaned portion of the Guaranteed Interest
                                Account during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed Interest Account. The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate as shown on the Schedule Page. We will credit interest on the unloaned portion of the Guaranteed Interest Account at such rates as We shall determine but in no event will the effective annual rate of interest on such portion be less than the minimum interest rate shown on the Schedule Page.

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

                                Twice each calendar month We will set the interest rate that will apply to any net premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Account during the applicable period of that month. That rate will remain in effect for such deposits, for an initial guaranteed period of one full year. Upon expiry of the initial one-year guarantee period, and each subsequent one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Account whose guarantee period has just ended shall be the same rate that applies to new deposits to such Subaccount at the time the guaranteed period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                                All transfers, partial surrenders, and
                                deductions from the unloaned portion of the Guaranteed Interest Account will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such Subaccount. At the end of each Policy Year and at the time of any Debt repayment, interest credited to the loaned portion of the Guaranteed Interest
                                Account will be transferred to the unloaned portion of the Guaranteed Interest Account. We reserve the right to add other Guaranteed Interest Accounts, subject, where required, to approval by the insurance supervisory official of the state where this policy is delivered.

SEPARATE ACCOUNT                The Separate Account has been established by Us
                                as a Separate Account pursuant to New York law and is registered as a Unit Investment Trust under the Investment Company Act of 1940 (1940
                                Act). Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to our other income, gains or losses. We own the Separate Account assets and they are kept separate from the Assets of Our General
                                Account. Separate Account assets will be valued on each Valuation Date. The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate Account will not be charged with any liabilities arising out of Our other business.
                                We reserve the right to use assets of Our
                                Separate Account in excess of these reserves and liabilities for any purposes.

                                The Separate Account has several Subaccounts available under this policy as shown on the Schedule Page. We have the right to add or delete additional Subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to Your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the Subaccounts of the Separate Account. Assets of each such Subaccount are invested in shares of the corresponding Fund Portfolio.

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

                                A Portfolio of the fund might make a material change in its investment policy. If that occurs, You will be notified of the change. In addition, no change will be made in the investment policy of any of the Subaccounts of the Separate Account without approval of the appropriate insurance supervisory official of Our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where the policy is delivered. If, in Our judgment, a Portfolio of the Fund becomes unsuitable for investment by a Subaccount of the Separate Account for any reason, We may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS                   Although We are the legal owner of the Fund
                                shares, we will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from You and the other owners of the policies. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies. However, we reserve the right to vote the shares of the Fund without direction from You if there is a change in the law which would permit this to be done.

SHARE OF SEPARATE ACCOUNT       The share of this policy in the value of each
SUBACCOUNT VALUES               Subaccount of the Separate Account on a
                                valuation date is the Unit value of that Subaccount on that date multiplied by the number of this policy's Units in that Subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation Date, the share of this policy in the value of each Subaccount of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the unit values on the next valuation date.

UNIT VALUE                      The unit value of each Subaccount of the
                                Separate Account was set by Us on the first
                                Valuation Date of each such Subaccount. The unit value of a Subaccount of the Separate Account on any other Valuation Date is determined by multiplying the unit value of that Subaccount on the just prior Valuation Date by the Net
                                Investment Factor for that Subaccount for the then current valuation period. The unit value of each Subaccount of the Separate Account on a day other than a Valuation Date is the unit value on the next Valuation Date. Unit values are carried to 6 decimal places. The unit value of each Subaccount of the Separate Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT FACTOR           The Net Investment Factor for each Subaccount of
                                the Separate Account is determined by the investment performance of the assets held by the Subaccount during the Valuation Period. Each valuation will follow applicable law and accepted procedures.

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

                                The Net Investment Factor is equal to
                                item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

                                (A) The value of the assets in the Subaccount on
                                    the current valuation date, including
                                    accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.

                                (B) The amount of any dividend (or, if
                                    applicable, any capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.

                                (C) The value of the assets in the Subaccount as
                                    of the just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the Valuation Period ending on that date.

                                (D) The sum of the following daily charges as
                                    shown on the Schedule Page, multiplied by the number of days in the current valuation period:

                                    (1) the mortality and expense risk charge;
                                        and

                                    (2) the charge, if any, for taxes and
                                        reserves for taxes on investment income, and realized and unrealized capital gains.

                                PART 6: LIFETIME BENEFITS

TRANSFERS                       You may transfer all or a portion of this
                                policy's value among one or more of the
                                Subaccounts of the Separate Account and the unloaned portion of the Guaranteed Interest
                                Account. We reserve the right to limit the number of transfers You may make, however, You can make up to six transfers per contract year from Subaccounts of the Separate Account and only one transfer per contract year from the unloaned portion of the Guaranteed Interest
                                Account unless the Systematic Transfer Program is elected. Under that program, funds may be transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis. Unless We agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semi-annually or $300 annually. Except as otherwise provided under the Systematic Transfer Program, the amount that may be transferred from the Guaranteed Interest Account at any one time cannot exceed the higher of $1,000 or 25% of the value of the Guaranteed Interest Account.

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

                                We reserve the right to prohibit transfers from a Subaccount of less than the lesser of $500 and the Subaccount balance.

                                Transfers may be made by written or telephone request. The maximum transfer charge is shown on the Schedule Page. There is no transfer charge for the Systematic Transfer Program. Any such charge will be deducted from the Subaccounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred bear to the total amount transferred. The value of each Subaccount will be determined on the Valuation Date that coincides with the date of transfer.

LOANS While this policy is In Force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to Us as security. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by Us.

                                The maximum loan value is 90% of the result of subtracting the then applicable surrender charge from the then Policy Value. The "available loan value" is the maximum loan value on the current day less any outstanding Debt.

                                The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the Subaccounts based on the allocation You request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless We agree otherwise, allocations to each Subaccount must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Subaccount will be determined in the same manner as provided for monthly deductions.

                                Debt may be repaid at any time before the Second Death while this policy is In Force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be transferred to the unloaned portion of the Guaranteed Interest Account to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the Subaccounts You request upon repayment and, if no allocation request is made, We will use Your most recent premium allocation schedule on file with Us. Any debt repayment received by Us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Debt. Such balance will also be applied as described to reduce the loaned portion of the Guaranteed Interest Account.

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

                                While there is any outstanding Debt against this policy, any payments received by Us for this policy will be applied directly to reduce the Debt unless specified as a premium payment. Until the Debt is fully repaid, additional Debt repayments may be made at any time before the Second Death while this policy is in force.

                                Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period and Lapse in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST                   Loans will bear interest at an effective annual
                                rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily.
                                Interest will accrue on a daily basis from the date of the loan and is included as part of the Debt under this policy. Loan interest will be due on each Policy Anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER VALUE            The cash surrender value of this policy is the
                                Policy Value as defined in Part 4 less any applicable surrender charge on the date of surrender and less any Debt. The surrender charge for a full surrender is as stated on the Schedule Pages, or Revised Schedule Pages if there has been an increase in face amount.

FULL SURRENDER                  You may fully surrender this policy for its cash
                                surrender value by returning this policy to Us at Our VULA along with a written release and surrender of all claims under this policy signed by You and any Assigns. You may do this at any time before the Second Death while this policy is In Force. The written surrender must be in a form satisfactory to Us and must include such tax withholding information as We may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which we receive the returned policy and the written surrender. Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that We apply the surrender proceeds under any of the Payment Options described in
                                Part 8.

PARTIAL SURRENDER               You may obtain a partial surrender of this
                                policy by requesting that a part of this policy's cash surrender value be paid to You.
                                You may do this at any time before the Second
                                Death while this policy is In Force with a Written Request signed by You and any Assigns.
                                We reserve the right to require that this policy first be returned to Us before payment is made.
                                A partial surrender will be effective on the date We receive the written request or, if required, the date we receive this policy if later. You may direct that we apply the surrender proceeds under any of the Payment
                                Options described in Part 8.

                                A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a Subaccount be surrendered and withdrawn if the share of this policy in the value of that Subaccount would, immediately after a partial surrender, be less than $500.

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

                                Upon a partial surrender, the Policy Value will be reduced by the sum of the following:

                                (A) The partial surrender amount paid. This
                                    amount comes from a reduction in this
                                    policy's share in the value of each
                                    Subaccount based on the allocation You
                                    request at the time of the partial
                                    surrender. If no allocation request is made, the assessment to each Subaccount will be made in the same manner as provided for monthly deductions.

                                (B) The partial surrender fee. The fee is the
                                    lesser of $25 and 2% of the partial
                                    surrender amount paid. The assessment to each sub-account will be made in the same manner as provided for the partial surrender amount paid.

                                (C) A partial surrender charge. This charge is
                                    equal to a pro-rata portion of the
                                    applicable surrender charge that would apply to a full surrender, determined by multiplying such applicable surrender charge by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the Policy Value. This amount is assessed against the Subaccounts in the same manner as provided for the partial surrender amount paid.

                                The face amount of this policy will be reduced by the same amount as the policy value is reduced as described above. We will send you a Revised Schedule Page reflecting this change.

ADDITIONAL INSURANCE OPTION     While this policy is In-Force and subject to the
                                terms of this provision, including Our receipt of evidence satisfactory to Us of both of the Insured's then insurability, You have the option to purchase additional insurance on the same insureds under the same plan of insurance as this policy without Our assessment of any issue expense charge under the new policy. Except for Our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy Date of this policy as adjusted for the Insureds' new Attained Ages and changes, if any, in risk classifications. The new policy will only include such rider benefits as We may agree based on Our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with Our company on the lives of either of the insureds, cannot exceed
                                Our total insurance amount limitations in effect on the Policy Date of the new policy.

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

                                To elect this option, you must file a written application with our VULA. It must be signed by you and both of the insureds. We must also receive:

                                (A) Evidence that you have a satisfactory
                                    insurable interest in the lives of the
                                    Insureds.

                                (B) Evidence, satisfactory to Us, that both
                                    Insureds are then insurable under Our
                                    established practice in the selection of risks for this plan of insurance, including the new amount applied for and rider benefits requested. Selection of risks includes health and non-health factors.

                                (C) Payment, while both Insureds are alive, of
                                    the full issue premium for the new policy.
                                    The payment must equal or exceed Our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                                Any exclusions applicable to the new policy will be determined in accordance with Our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                                The new policy will begin in effect as of the later of:

                                a. our approval of the application for the new policy;

                                b. payment of the full issue premium due on the new policy.

                                The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on Our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.

                                PART 7: DEATH BENEFITS

                                While the policy is in force, You have the right to elect either of the two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.

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

DEATH BENEFIT OPTION 1          Under this option, during all Policy Years until
                                the Policy Anniversary in which the Younger
                                Insured reaches Attained Age 100, the death benefit is equal to the greater of (a) and (b) as defined below:

                                a. the policy's face amount on the date of the Second Death.

                                b. the minimum death benefit on the date of the Second Death as described below.

DEATH BENEFIT OPTION 2          Under this option, during all Policy Years until
                                the Policy Anniversary in which the Younger
                                Insured reaches Attained Age 100, the death benefit is equal to the greater of (a) and (b) as defined below:

                                a. the policy's face amount on the date of the Second Death plus the policy value.

                                b. the minimum death benefit on the date of the Second Death as described below.

                                Under the Death Benefit Option 2b on the later of the tenth Policy Anniversary and the Policy Anniversary nearest the oldest insured's 65th birthday, the face amount will be increased by an amount equal to the Policy Value. From that date on, the death benefit will be equal to the greater of the face amount and the minimum death benefit as defined below.

                                The minimum death benefit is the Policy Value on
MINIMUM DEATH BENEFIT           the date of the Second Death increased by the
                                applicable percentage from the table below, based on the Younger Insured's Attained Age at the beginning of the Policy Year in which the Second Death occurs.

Attained                            Attained                          Attained                         Attained
Age                 Pct.            Age                Pct.           Age                Pct.          Age                 Pct.
---                 ----            ---                ----           ---                ----          ---                 ----
Under 40            150%            53                 64%            67                 18%           81                  5%
40                  150             54                 57             68                 17            82                  5
41                  143             55                 50             69                 16            83                  5
42                  136             56                 46             70                 15            84                  5
43                  129             57                 42             71                 13            85                  5
44                  122             58                 38             72                 11            86                  5
45                  115             59                 34             73                 9             87                  5
46                  109             60                 30             74                 7             88                  5
47                  103             61                 28             75                 5             89                  5
48                   97             62                 26             76                 5             90                  5
49                   91             63                 24             77                 5             91                  4
50                   85             64                 22             78                 5             92                  3
51                   78             65                 20             79                 5             93                  2
52                   71             66                 19             80                 5             94                  1
                                                                                                       95                  0
                                                                                                       Over 95             0


V611                                       17

DEATH BENEFIT FOLLOWING         After the policy anniversary which is nearest to
YOUNGER INSURED'S AGE 100       the Younger Insured's 100th birthday, the death
                                benefit will equal the policy value.

HOW TO CHANGE THE DEATH         While this policy is In Force, You may request
BENEFIT OPTION                  in Writing that the Death Benefit Option be
                                changed from Option 1 to Option 2, or from Option 2 to Option 1. No evidence of insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the Policy Value;
                                if the request is to change from Option 2 to Option 1, the face amount will be increased by the Policy Value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day We approve the request.

REQUEST FOR A DECREASE IN       You may request a decrease in face amount at any
FACE AMOUNT                     time after the first Policy Year. Unless We
                                agree otherwise, the decrease requested must at least equal $25,000 and the face amount remaining after the decrease must at least equal
                                $250,000. All requests to decrease the face amount must be in Writing and will be effective on the first Monthly Calculation Day following the date We approve the request. We reserve the right to require that this policy first be returned to Us before the decrease is made.

                                Upon a decrease in face amount, a partial surrender charge will be deducted from the Policy Value based on the amount of the decrease. The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease. We will send You a Revised Schedule Page reflecting the change.

DEATH PROCEEDS                  Upon receipt of due proof at Our VULA that both
                                Insureds died while this policy is In Force, We will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of the Second Death, with the following adjustments;

                                (A) We will deduct any Debt outstanding against
                                    this policy.

                                (B) We will deduct any monthly deductions to and
                                    including the Policy Month of death not
                                    already made.

                                (C) We will add any premiums received by Us
                                    after the Monthly Calculation Day just prior to the date of the Second Death and on or before the date of the Second Death.

INTEREST ON DEATH PROCEEDS      We will pay interest on any death proceeds from
                                the date of the second death of the insureds to the date of payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.

V611                                       18

THE BENEFICIARY                 Unless You provide otherwise, any death proceeds
                                that become payable under this policy will be paid in equal shares to the beneficiaries living at the Second Death. Payments will be made successively in the following order:

                                a.  Primary Beneficiaries.

                                b. Contingent Beneficiaries, if any, provided no primary beneficiary is living at the Second Death.

                                c.  You or Your executor or administrator,
                                    provided no primary or contingent
                                    beneficiary is living at the Second Death.

                                Unless otherwise stated, the relationship of a beneficiary is the relationship to the First Insured.

HOW TO CHANGE THE               You may change the beneficiary under this policy
BENEFICIARY                     by written notice signed by You and filed with
                                Us at our VULA. When We receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by Us before we received the notice at our VULA.


                                PART 8: PAYMENT OPTIONS

WHO MAY ELECT PAYMENT           The proceeds of this policy will be paid in one
OPTIONS                         sum  unless otherwise provided. As an
                                alternative to payment in one sum as provided under Option 1, any surrender or death proceeds that become payable under an account may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                                Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any Assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this until the Second Death. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                                Unless We agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

HOW TO ELECT A PAYMENT          The election of an income payment option must be
OPTION                          in a written form satisfactory to Us. Payments
                                may be made on an annual, semi-annual,
                                quarterly, or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any income option chosen.

V611                                       19

WHAT PAYMENT OPTIONS            This section provides a brief description of the
ARE AVAILABLE                   various payment options that are available. In
                                Part 9 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amount shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied. The actual payments will be based on the monthly payment rates We are using when the first payment is due. They will not be less than shown in the tables.

                                Option 1 - Payment in one sum

                                Option 2 - Left to earn interest

                                    We pay interest during the payee's lifetime on the amount left with us under this option as a principal sum. We guarantee that at least one of the versions of this option will provide interest at a rate of at least 3% per year.

                                Option 3 - Payments for a specific period

                                    Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement. The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 3% per year on the unpaid balance. The actual interest rate is guaranteed not to be less than this minimum rate.

                                Option 4 - Life annuity with specified period
                                           certain

                                    Equal installments are paid until the later of:

                                           (A) The death of the payee.

                                           (B) The end of the period certain.

                                    The first payment will be on the date of settlement. The period certain must be chosen at the time this option is elected. The periods certain that may be chosen are as follows:

                                               (A) Ten years

                                               (B) Twenty years

                                               (C) Until the installments paid
                                                   refund the amount applied
                                                   under this option. If the
                                                   payee is not living when the
                                                   final payment falls due, that
                                                   payment will be limited to
                                                   the amount which needs to be
                                                   added to the payments already
                                                   made to equal the amount
                                                   applied under this option.

                                    If, for the age of the payee, a period
                                    certain is chosen that is shorter then
                                    another period certain paying the same
                                    installment amount, We will deem the longer period certain as having been elected. The life annuity provided under this option is calculated using an interest rate of 3-3/8%, except that any life annuity providing a period certain of twenty years or more is calculated using an interest rate of 3- 1/4%.

V611                                       20

                                    Option 5 - Life Annuity

                                    Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this option is calculated using an interest rate of 3-1/2%.

                                Option 6 - Payments of specified amount.

                                    Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least equal 3% per year. This interest will be credited at the end of each year. If the amount of interest credited at the end of a year exceeds the income payments made in the last 12 months, that excess will be paid in one sum on the date credited.

                                Option 7 - Joint survivorship annuity with 10-
                                           year period certain

                                    The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

                                    (A) The end of the 10-year period certain.

                                    (B) The death of the insured.

                                    (C) The death of the other named annuitant.

OTHER PAYMENT OPTIONS               The other annuitant must be named at the
                                    time this option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 9 of at least 40. The joint survivorship annuity provided under this option is calculated by using an interest rate of 3-3/8%.

                                We may offer other payment options or
                                alternative versions of the options listed in the above section.

ADDITIONAL INTEREST             In addition to:

                                (A) the interest of 3% per year guaranteed on
                                    the principal sum remaining with Us under Options 2 or 6; and

                                (B) the interest of 3% per year included in the
                                    installments payable under Option 3.

                                We will pay or credit at the end of each year such additional interest as We may declare.

V611                                       21

                                PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                                The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.

                                The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                                (A) For surrender values, the age of the payee
                                    on the payee's birthday nearest to the
                                    policy anniversary nearest the date of
                                    surrender.

                                (B) For death proceeds, the age of the payee on
                                    the payee's birthday nearest the effective date of the payment option elected.

                                Under Option 7, the adjusted age is the age on the birthday nearest to the Policy Anniversary nearest the date of surrender.

                                             OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

-----------------------------------------------------------------------------------------------------------------------------------
Number of Years..........     5           6           7           8           9           10           11         12         13
-----------------------------------------------------------------------------------------------------------------------------------
Annual Installment......$     211.99      179.22      155.80      138.31      124.69      113.82       104.93      97.54      91.29
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Installment.....$      17.91       15.14       13.16       11.68       10.53        9.61         8.86       8.24       7.71
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Number of Years..........     14          15          16          17          18          19           20         25         30
-----------------------------------------------------------------------------------------------------------------------------------
Annual Installment......$      85.95       81.33       77.29       73.74       70.59       67.78        65.26      55.76      49.53
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Installment.....$       7.26        6.87        6.53        6.23        5.96        5.73         5.51       4.71
-----------------------------------------------------------------------------------------------------------------------------------

                                             *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN

-----------------------------------------------------------------------------------------------------------------------------------
   Age                                                                 Age
   of                                                                   of
  Payee     Installment Refund  10 Years Certain   20 Years Certain   Payee  Installment Refund  10 Years Certain  20 Years Certain
-----------------------------------------------------------------------------------------------------------------------------------
              Male   Female       Male   Female      Male  Female               Male   Female      Male   Female     Male   Female
-----------------------------------------------------------------------------------------------------------------------------------
    10       $3.08   $3.03       $3.08   $2.99      $3.00  $2.94        50     $4.36    $4.12      $4.50  $4.10     $4.28   $3.99
-----------------------------------------------------------------------------------------------------------------------------------
    15        3.14    3.09        3.15    3.04       3.07   3.00        55      4.76     4.47       4.95   4.47      4.61    4.31
-----------------------------------------------------------------------------------------------------------------------------------
    20        3.22    3.16        3.24    3.11       3.15   3.07        60      5.28     4.93       5.54   4.96      4.97    4.67
-----------------------------------------------------------------------------------------------------------------------------------
    25        3.33    3.24        3.34    3.20       3.25   3.15        65      5.97     5.54       6.30   5.63      5.29    5.06
-----------------------------------------------------------------------------------------------------------------------------------
    30        3.45    3.35        3.47    3.30       3.38   3.25        70      6.91     6.39       7.24   6.50      5.43    5.31
-----------------------------------------------------------------------------------------------------------------------------------
    35        3.61    3.48        3.64    3.43       3.55   3.38        75      8.21     7.57       8.26   7.56      5.44    5.40
-----------------------------------------------------------------------------------------------------------------------------------
    40        3.80    3.64        3.86    3.60       3.74   3.54        80     10.04     9.26       9.12   8.60      5.46    5.46
-----------------------------------------------------------------------------------------------------------------------------------
    45        4.05    3.85        4.14    3.82       3.99   3.74        85     12.61    11.68       9.60   9.31      5.46    5.46
-----------------------------------------------------------------------------------------------------------------------------------

V611                                       22

                            *OPTION 5 - LIFE ANNUITY

        -------------------------------------------------------------
            Age                            Age
             Of                            of
           Payee       Male     Female    Payee     Male    Female
        -------------------------------------------------------------
             10       $3.17     $3.12       50      $4.62   $4.28
             15        3.24      3.18       55       5.12    4.68
             20        3.32      3.25       60       5.79    5.24
             25        3.42      3.34       65       6.75    6.04
             30        3.56      3.44       70       8.15    7.22
             35        3.73      3.58       75      10.26    9.03
             40        3.95      3.75       80      13.54   11.88
             45        4.24      3.98       85      18.72   16.54
        -------------------------------------------------------------








                                    *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN

-----------------------------------------------------------------------------------------------------------------------------------
               Age of Insured                Age of Insured                 Age of Insured                      Age of Insured
  Age of      --------------     Age of      --------------    Age of      --------------         Age of        --------------
   Other                          Other                         Other                              Other
 Annuitant          Male        Annuitant        Male         Annuitant         Female           Annuitant          Female
-----------------------------------------------------------------------------------------------------------------------------------
     F       55     60    65       F        55     60    65       M       55     60      65        M        55        60     65
-----------------------------------------------------------------------------------------------------------------------------------

    40      $3.62 $3.64 $3.65      60     $4.43  $4.64 $4.82     40      $3.72  $3.77  $3.80      60       $4.34    $4.64  $4.93
    45       3.80  3.83  3.86      65      4.61   4.93  5.23     45       3.89   3.97   4.03      65        4.44     4.82   5.23
    50       4.00  4.07  4.12      70      4.75   5.18  5.63     50       4.06   4.19   4.31      70        4.50     4.95   5.48
    55       4.22  4.34  4.44      75      4.86   5.36  5.96     55       4.22   4.43   4.61      75        4.54     5.03   5.65
-----------------------------------------------------------------------------------------------------------------------------------

                                           *Minimum monthly income for each $1,000 applied.


V611                                       23

[LOGO] PHOENIX


     FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                        INSURANCE PAYABLE AT SECOND DEATH
                       PREMIUMS PAYABLE UNTIL SECOND DEATH

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                          ELIGIBLE FOR ANNUAL DIVIDENDS


V611